Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 7th day of June, 2013 (the “Effective Date”) by and between Eun Stowell, a resident of the State of Minnesota (“Employee”), and Talon OP, L.P., a Minnesota limited partnership having its principal office at 5500 Wayzata Boulevard Suite 1070, Minneapolis, MN 55416 (the “Company”).

WHEREAS, the Company’s business focuses on the acquisition and disposition of real estate;

WHEREAS, the Company desires to employ Employee, and Employee desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, during Employee’s employment with the Company, Employee will have access to the Company’s confidential, proprietary and trade secret information.  Employee and the Company agree that it is in the best interests of the Company to protect its confidential, proprietary and trade secret information, to prevent unfair competition by former executives following separation of their employment and to secure cooperation from former executives with respect to matters related to their employment with the Company;

WHEREAS, Talon Real Estate Holding Corp., a Utah corporation (“Talon”), is the general partner of the Company, and the Company and Employee expect that Talon will have substantially all of its assets and liabilities contributed to the Company in connection with a series of transactions (the “Transactions”) pursuant to which Talon will be renamed Talon REIT, Inc. and become a real estate investment trust quoted on the OTC Bulletin Board with its common stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, Employee acknowledges that Employee’s receipt of benefits under this Agreement depends on, among other things, Employee’s agreement to abide by the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective agreements of the Company and Employee as set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.

Term.       As of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and ending three (3) years later, unless sooner terminated pursuant hereto (the “Initial Term”).  The Company and Employee shall provide one another with written notice ninety (90) days prior to the third (3rd) anniversary of the Effective Date, and on subsequent yearly anniversaries of the Effective Date, of their intention to terminate this Agreement or to extend the Agreement under the terms and conditions hereof for successive, additional one (1) year periods, subject to early termination pursuant hereto (each a “Renewal Term”).  The Agreement will be extended only if both the Company and Employee agree to extend the Agreement.  The Initial Term together with any Renewal Term(s) is herein referred to as the “Term.”  If Employee remains employed by the Company after the Term, then such employment shall be according to such terms and conditions as the Company may establish from time to time.

2.

Services.      The Company hereby agrees to employ Employee in the role of the Company’s Chief Financial Officer and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Chief Financial Officer, which shall include such duties and responsibilities as the Company’s Board of Directors (the “Board”) and Chief Executive Officer may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Financial Officer of the Company (the “Services”).  Employee shall use Employee’s best efforts to make Employee available to render such Services to the best of Employee’s abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction.  Upon completion of the Transactions, Employee shall be considered an executive officer for purposes of Section 16 of the Exchange Act.

3.

Location.   Employee’s position will be based at the Company’s principal office, which is currently located at 5500 Wayzata Boulevard Suite 1070, Minneapolis, MN 55416.

4.

At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of this Agreement.    The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.”  For purposes of Section 7(b)(iii) of this Agreement only, with respect to the timing of any payments thereunder, the “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder.

5.

Compensation.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following compensation while Employee is employed by the Company during the Term:

(a)

Salary.  The Company shall pay Employee an annualized base salary according to this Section 5(a) (the “Salary”), which salary shall be payable to Employee in accordance with the Company’s customary payroll practices.  Employee’s initial annualized Salary will be $200,000.00, less applicable withholdings.  Employee’s annualized Salary will be reviewed annually and may be adjusted by the Company from time to time.

(b)

Annual Bonus.  For each calendar year during the Term Employee shall be eligible to receive an annual incentive bonus in the discretion of the Company’s Compensation Committee or Board based upon Employee meeting or exceeding mutually agreed upon performance goals.  Any annual incentive bonus that Employee is eligible to earn, including whether any such annual bonus will be paid in cash or through the issuance of options to purchase Talon’s common stock or other equity awards, will be determined in accordance with the terms of any annual incentive bonus plan or program that may be adopted by the Company’s Compensation Committee or Board from time to time.   Any annual incentive bonus that is earned during a calendar year will be paid in cash or through the issuance of options to purchase Talon’s common stock or other equity awards no later than March 15 of the following calendar year.

(c)

Initial Equity Grant.  Following approval by Talon’s board of directors (to which this is subject), the Company intends for Talon to grant to Employee 120,000 shares of Talon’s restricted common stock, with the vesting schedule and other terms and conditions related to the restricted stock being pursuant to applicable stock plan(s) and a definitive award agreement to be entered into between Talon and Employee.

6.

Benefits.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following employee benefits while Employee is employed by the Company during the Term:

(a)

Employee shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company to employees of the Company to the extent that Employee meets the eligibility requirements for each such individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program for employees of the Company and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(b)

Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time and provided the Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family. The Company provides no assurance as to the adoption or continuance of any particular health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans or programs and Employee and Employee’s Family’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c)

Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time-to-time adopted by the Company.

(d)

Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel, communication costs and other disbursements incurred by Employee, for and on behalf of the Company, in connection with the provision of the Services required under this Agreement.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur at least once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

7.

Rights Upon Termination of Employment.

(a)

If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by reason of:

(i)

Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason (as defined below),

(ii)

termination of Employee’s employment by the Company for Cause (as defined below), or

(iii)

Employee’s death or Disability (as defined below),

then: (A) the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Salary through the Termination Date, and (B) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date.

(b)

If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause, or by Employee as a result of Employee’s resignation for Good Reason (in either case, an “Involuntary Termination”), then: (i) the Company shall pay Employee’s Salary through the Termination Date, (ii) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date, and (iii) subject to Section 7(g) below, the Company shall pay Employee a single lump sum payment equal to one (1) times Employee’s annualized Salary as of the Termination Date, less applicable withholdings, payable to Employee on the Company’s first regular payroll date that is more than sixty (60) days after the Termination Date but in no event later than the seventy-fifth (75th) calendar day after the Termination Date.

(c)

Cause. Termination of Employee for “Cause” shall mean any of the following acts by Employee:

(i)

an intentional act of fraud, embezzlement, theft or any other material violation of law:

(ii)

intentional damage to the Company’s or its subsidiaries’ assets;

(iii)

the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(iv)

willful conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(d)

Good Reason.  Resignation for “Good Reason” shall mean resignation by Employee based on any of the following acts by the Company without the consent of Employee:

(i)

a material breach by the Company of any terms and conditions of this Agreement; or

(ii)

a material reduction of Employee’s Salary,

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iii) above within ninety (90) days of the condition’s initial occurrence, and such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Employee.

(e)

Disability.

“Disability” hereunder shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of Employee’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work, with or without an accommodation, for a continuous period of at least thirty (30) days.

(f)

In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 7(a) or Section 7(b) hereof, as the case may be, and the Company shall have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

(g)

Notwithstanding the foregoing provisions of this Section 7, the Company shall not be obligated to provide the consideration under Section 7(b)(iii) hereof unless Employee shall have signed a release of claims in favor of the Company and its affiliates and representatives in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement as of the dates of the payments.

8.

Confidential Information.

(a)

Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company or its subsidiaries) and related or other interpretative materials and analyses of the Company’s or its subsidiaries’ projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company or its subsidiaries, and other confidential or proprietary information of the Company or its subsidiaries (“Confidential Information and Materials”) obtained by Employee from the Company or its subsidiaries.

(b)

In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for Employee’s own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s or its subsidiaries’ corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

(c)

Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company or its subsidiaries.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company or its subsidiaries and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of Employee’s employment with the Company.

(d)

Upon completion of the Transactions, Employee acknowledges that the Company or its parent company will be a public company registered under the Exchange Act and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the SEC shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of Employee as well as Employee’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable Federal or state laws, rules, regulations or orders.

(e)

The foregoing obligations of confidentiality shall not apply to any Confidential Information and Materials that: (i) are now or subsequently become generally publicly known, other than as a direct or indirect result of the breach by Employee of this Agreement, (ii) are independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) are required to be disclosed by law or legal process.  Employee understands and agrees that Employee’s obligations under this Agreement to maintain the confidentiality of the Confidential Information and Materials are in addition to any obligations of Employee under applicable statutory or common law.  The parties agree that the provisions of this Section 8 shall survive any termination of Employee’s employment with the Company and this Agreement.

9.

Non-Competition and Non-Solicitation

(a)

Employee agrees that Employee will not:

(i)

anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company or any of its subsidiaries, or is directly competitive with, any business activity that the Company or any of its subsidiaries is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company or any of its subsidiaries has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)

divert to any competitor of the Company any customer of the Company or any of its subsidiaries, or

(iii)

solicit any employee of the Company or any of its subsidiaries to change its relationship with the Company or such subsidiary, or hire or offer employment to any person to whom the Employee actually knows the Company or any of its subsidiaries has offered employment.

(b)

Employee agrees to be bound by the provisions of this Section 9 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 5 and Section 6 above and the covenants and agreements set forth herein.  The provisions of this Section 9 shall apply during the term of Employee’s employment with the Company (including any such period of employment after the Term) and for a period of one (1) year immediately following termination of Employee’s employment with the Company for any reason, whether such termination is at the initiative of Employee or the Company or before or after expiration of the Term.  The parties agree that the provisions of this Section 9 shall survive any termination of Employee’s employment with the Company and this Agreement, Employee will continue to be bound by the provisions of this Section 9 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

(c)

Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10.

Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee; provided, however, that nothing in this Agreement is intended to prohibit Employee from communicating with the EEOC or any similar state or local administrative agency or from truthfully responding to any court order or other valid legal process.

11.

Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) as follows:

As to Employee, at the Employee’s home address on file with the Company.

As to the Company:

Talon OP, L.P.

Attn: MG Kaminski

5500 Wayzata Boulevard

Suite 1070

Minneapolis, MN 55416

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

12

Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

13.

Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

14.

Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

15.

Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company (including, upon completion of the Transactions, Talon or Talon’s successor).  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

16.

Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

17.

Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

18.

Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

19.

Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

20.

Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

21.

Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

22.

Taxes and Section 409A.  Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation.  Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to Employee hereunder.  This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TALON OP, L.P
Talon Real Estate Holding Corp.,
its General Partner

By	/s/ MG Kaminski
Name: MG Kaminski
Its: Chief Executive Officer

EMPLOYEE:

/s/ Eun Stowell
Eun Stowell

[Signature Page to Eun Employment Agreement]